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                                                                       Exhibit 2

                               WAIVER AGREEMENT

      THIS WAIVER AGREEMENT is entered into as of the 15th day of March 2000 (this "Agreement"), by and between LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership ("LLCP"), and CONSUMER PORTFOLIO SERVICES, INC., a California corporation (the "Company").

                               R E C I T A L S

      A. LLCP and the Company are entering to that certain Amended and Restated Securities Purchase Agreement dated of even date herewith (the "Securities Purchase Agreement") pursuant to which, among other things, the Company and LLCP are amending and restating (i) the Amended November 1998 Securities Purchase Agreement and the April 1999 Securities Purchase Agreement, as provided therein, and (ii) the Amended November 1998 Primary Note and the April 1999 Note into one Amended and Restated Secured Senior Note Due 2003 in the principal amount of $30,000,000. Unless otherwise indicated, all capitalized terms used herein shall have the respectively meanings given to them in the Securities Purchase Agreement.

      B. Certain Defaults and Events of Default under the Amended November 1998 Securities Purchase Agreement and the April 1999 Securities Purchase Agreement have occurred since the date that the parties entered into the Original November 1998 Securities Purchase Agreement and the April 1999 Securities Purchase Agreement, including, without limitation, the Existing Defaults (as such term is defined in the First Amendment to the November 1998 Securities Purchase Agreement).

      C. The Company has requested that LLCP waive the Pre-Closing Date Defaults (as such term is defined in Section 1) and amend and restate certain agreements, instruments and other documents as more fully described in the Securities Purchase Agreement, and LLCP is willing to do so only on the terms and subject to the conditions set forth in this Agreement, the Securities Purchase Agreement and the Related Agreements.

                               A G R E E M E N T

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
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1. WAIVER OF PRE-CLOSING DATE DEFAULTS BY LLCP.

      Effective on and as of the Closing Date, and on the terms and subject to the conditions set forth herein, LLCP waives all breaches, violations, Defaults and Events of Default that have occurred under the Amended November 1998 Securities Purchase Agreement, the April 1999 Securities Purchase Agreement and the Related Agreements (as such term is defined in the Amended November 1998 Securities Purchase Agreement or the April 1999 Securities Purchase Agreement, as the case may be) at any time prior to the Closing Date; provided, however, that the waiver provided for in this Section 1 shall not apply to any breach, violation, Default or Event of Default that is based on (a) the failure of the Company or any of its Subsidiaries to pay to the Purchaser or any of its Affiliates any principal, interest, premium, fees, costs, expenses or other amounts due or owing at any time prior to the Closing Date (provided, however, that LLCP hereby acknowledges that the Company has agreed to pay, and LLCP has agreed to accept, the Accrued Default Interest pursuant to the terms of Section
2.3 and that, if payment of the Accrued Default Interest is made pursuant to
Section 2.3, the non-payment of interest at the Default Rate accruing prior to the Closing Date shall be deemed waived pursuant to this Section 1) or (b) fraud (including, without limitation, intentional misrepresentation and misappropriation of funds) occurring at any time prior to the Closing Date. All such breaches, violations, Defaults and Events of Default (other than the breaches, violations, Defaults or Events of Default described in clauses (a) and
(b) above) are collectively referred to herein as the "Pre-Closing Date Defaults." In addition, the parties acknowledge and agree that the waiver provided for in this Section 1 is not intended to, and shall not, apply to any breaches, violations, Defaults or Events of Default that occur under the Securities Purchase Agreement or any Related Agreement (as such term is defined in the Securities Purchase Agreement) on or at any time after the Closing Date. LLCP hereby expressly reserves all of its rights, powers and remedies with respect to all such matters and the matters described in clauses (a) and (b) above.

2. OTHER AGREEMENTS.

      2.1 Issuance of March 2000 LLCP Shares. As a material inducement to LLCP to waive the Pre-Closing Date Defaults, amend the Amended November 1998 Securities Purchase Agreement and the April 1999 Securities Purchase Agreement and enter into the other transactions contemplated by this Agreement and the Securities Purchase Agreement, and as additional consideration to LLCP to do so, the Company shall issue to LLCP, on or prior to the Closing Date, 103,500 duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (the "March 2000 LLCP Shares"), at no cost to LLCP. The parties acknowledge and agree that the March 2000 LLCP Shares shall constitute "Registrable Securities" within the meaning of the Amended and Restated Registration Rights Agreement and, therefore, LLCP (or any subsequently holder thereof) shall be entitled to the rights and benefits under the Amended and Restated Registration Rights Agreement with respect thereto.


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      2.2 Issuance of Shares to Stanwich. The parties hereby acknowledge and confirm that the Company was and is not obligated to issue to Stanwich, and Stanwich is not entitled to receive, any "Stanwich Commitment Warrants" pursuant to Section 3.1(b)(3) of the Investment and Guaranty Agreement. Notwithstanding the foregoing, as consideration for the purchase by Stanwich, on or about September 30, 1999, of the Stanwich Commitment Note, LLCP hereby consents to the issuance by the Company to Stanwich after the Closing Date, at the discretion of the Company, of not more than 103,500 shares of Common Stock, on terms and conditions that are no more favorable to Stanwich than those applicable to the issuance of the March 2000 LLCP Shares to LLCP (the "March 2000 Stanwich Shares"). Furthermore, LLCP hereby waives (a) its right of first refusal under
Section 3.1 of the Amended and Restated Investor Rights Agreement with respect to the March 2000 Stanwich Shares and (b) its right under the Residual Warrant to require an adjustment to the number of Residual Warrant Shares or the Warrant Purchase Price (as such term is defined therein) as a result of the issuance of the March 2000 Stanwich Shares.

      2.3 Payment of Default Interest. The parties acknowledge and agree that the aggregate amount of interest that has accrued under the Amended November 1998 Note and the April 1999 Note at the Default Rate (as such term is defined in the Amended November 1998 Note and the April 1999 Note, respectively) with respect to Defaults and Events of Default occurring through the Closing Date is $300,000 (the "Accrued Default Interest"), and that such aggregate amount remains unpaid as of the date hereof. Accordingly, the Company agrees to pay to LLCP, at or prior to the Closing, all Accrued Default Interest.

      2.4 Waiver of Rights Under Residual Warrant. At the request of the Company, and in connection with the consummation of the transactions contemplated by this Agreement, effective on and as of the Closing Date, LLCP hereby (a) waives its right to receive additional shares of Common Stock under
Section 3.9 of the Residual Warrant as a result of the occurrence of a Dilutive Issuance (as such term is defined in the Residual Warrant) at any time after the date upon which the Company has fully and indefeasibly paid in full all Indebtedness (including principal of, premium, if any, and interest), fees, expenses and other amounts owing under the Term A Note and the Term B Note, (b) agrees that, for purposes of Section 3.9 of the Residual Warrant, a Dilutive Issuance shall not include (i) any anti-dilution adjustments that may be made pursuant to the terms of the FSA Warrant as a result of each of the transactions called for or contemplated by this Agreement (but only so long as no other Person is entitled to any "anti-dilution" or similar adjustments under any Equity Rights held by such Person as a result thereof) or (ii) the issuance of Common Stock upon exercise of the FSA Warrant, and (c) agrees that the obligation of a successor to the Company under Section 3.5 of the Residual Warrant to explicitly assume the Company's obligations under the Residual Warrant shall not apply in the context of a "Sale Event." The term "Sale Event" means a sale, merger, consolidation or combination involving the Company pursuant to the terms of which (i) cash (and no other type of consideration) is to be received by or distributed to persons who are holders of Common Stock immediately prior to the Sale Event or (ii) persons who are holders of Common Stock


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immediately prior to the Sale Event are entitled to receive shares of common stock of a corporation whose common stock is listed for trading on a national securities exchange or the Nasdaq and which, immediately prior to the time that the Sale Event is publicly announced, has a market capitalization in excess of $500.0 million.

      2.5 Indemnification of LLCP. Without limiting Section 9.2 of the Securities Purchase Agreement, the Company agrees to indemnify and hold harmless LLCP and any other Indemnified Parties from and against any and all Losses arising from, or in connection with, any breach of the representations or warranties made by the Company in this Agreement or in connection with any of the transactions contemplated hereby or the performance of any covenants, agreements or other obligations of the Company contained herein and therein, as provided in Section 9 of the Securities Purchase Agreement.

3. CONDITIONS PRECEDENT.

            The effectiveness of the waiver set forth in Section 1 and the other transactions contemplated by this Agreement shall be subject to the condition that each of the conditions precedent set forth in the Securities Purchase Agreement shall be satisfied in the sole judgment of the Purchaser.

4. MISCELLANEOUS PROVISIONS.

      4.1 Successors and Assigns; Assignments. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. The rights and obligations of the Company may not be assigned or delegated, as the case may be, without the prior written consent of LLCP.

      4.2 Entire Agreement; Amendments. This Agreement, together with the agreements, instruments and other documents contemplated hereby, constitute the entire agreement and understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written, and all contemporaneous oral, agreements and understandings relating to the subject matter hereof. This Agreement may not be amended, supplemented or otherwise modified except in a writing signed by the parties.

      4.3 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if transmitted by telecopier with receipt acknowledged, or upon delivery, if delivered personally or by recognized commercial courier with receipt acknowledged, or upon


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the expiration of 72 hours after mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            (1)         If to LLCP, to:

                        Levine Leichtman Capital Partners II, L.P.
                        c/o Levine Leichtman Capital Partners, Inc.
                        335 North Maple Drive, Suite 240
                        Beverly Hills, CA 90210
                        Attention:  Arthur E. Levine, President
                        Telecopier:  (310) 275-1441

                        with a copy to:

                        Riordan & McKinzie
                        300 South Grand Avenue, Suite 2900
                        Los Angeles, CA  90071
                        Attention:  Mitchell S. Cohen, Esq.
                        Telecopier:  (213) 229-8550

            (2)         If to the Company, to:

                        Consumer Portfolio Services, Inc.
                        16355 Laguna Canyon Road
                        Irvine, CA  92618
                        Attention: Charles E. Bradley, Jr., President
                        Telecopier:  (949) 450-3951

or at such other address or addresses as any party may specify after the date hereof by written notice given in accordance with this Section 4.3.

      4.4 Descriptive Headings, Construction and Interpretation. The descriptive headings of the several paragraphs of this Agreement are for convenience of reference only and do not constitute a part of this Agreement and are not to be considered in construing or interpreting this Agreement. All section, preamble, recital, exhibit, schedule, clause and party references, if any, are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.


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      4.5 Governing Law; Failure or Delay. In all respects, including all matters of construction, validity and performance, this Agreement and the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to principles regarding choice of law or conflicts of laws. No failure or delay by LLCP in the exercise of any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any power, right or remedy preclude any other exercise thereof or of any other power, right or remedy.

      4.6 Counterparts. This Agreement may be executed in two or more counterparts and by facsimile, each of which shall be an original but all of which taken together shall constitute one and the same instrument.

      4.7 Advice of Counsel. Each party acknowledges and agrees that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement, that it has had an opportunity to ask questions of its legal counsel and that it is satisfied with its legal counsel and the advice received from it.

      4.8 Further Assurances. Each party agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to effectuate the purposes of this Agreement and otherwise to consummate the transactions contemplated hereby.

      4.9 Waiver of Trial by Jury. EACH PARTY HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATED TO THIS AGREEMENT, THE SECURITIES PURCHASE AGREEMENT OR ANY OTHER RELATED AGREEMENT, OR ANY CLAIM, CONTROVERSY OR DISPUTE ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR ACTIONS.

                    [REST OF PAGE LEFT INTENTIONALLY BLANK]


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      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

                        LLCP

                        LEVINE LEICHTMAN CAPITAL PARTNERS, INC., a California corporation

                              On behalf of LEVINE LEICHTMAN CAPITAL
                              PARTNERS II, L.P., a California limited
                              partnership

                              By: /s/ Arthur E. Levine
                                 ------------------------------------
                                  Arthur E. Levine
                                  President


                        COMPANY

                        CONSUMER PORTFOLIO SERVICES, INC.,
                        a California corporation


                        By:       /s/ Charles E. Bradley, Jr.
                              --------------------------------------------------
                              Charles E. Bradley, Jr.
                              President and Chief Executive Officer


                        By:       /s/ James L. Stock
                              --------------------------------------------------
                              James L. Stock
                              Senior Vice President and Chief Financial Officer


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                           ADDENDUM REGARDING STANWICH

      The undersigned has reviewed the Waiver Agreement and understands and acknowledges its terms and conditions.


                              STANWICH FINANCIAL SERVICES CORP.,
                              a Rhode Island corporation


                              By: /s/ Charles E. Bradley, Sr.
                                 ----------------------------------
                                  Charles E. Bradley, Sr.
                                  President


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